Exhibit 10

Solutions Engagement Agreement

Agreement #4902P20043

This Base Agreement (“Base Agreement”) dated as of 3/18/2002 (“Effective Date”), between International Business Machines Corporation (“Buyer”) and Halifax Corporation (“Supplier”), establishes the basis for a multinational procurement relationship under which Supplier will provide Buyer the Deliverables and Services described in SOWs issued under this Base Agreement. Deliverables and Services acquired by Buyer or Customer on or after the Effective Date will be covered by this Base Agreement. This Base Agreement will remain in effect until terminated.

1.0     Definitions:

“Affiliates” means entities that control, are controlled by, or are under common control with, a party to this Agreement.
“Agreement” means this Base Agreement and any relevant Statements of Work (“SOW”), Work Authorizations (“WA”), and other attachments or appendices specifically referenced in this Agreement.
“Business Partner Agreement” means an agreement executed between Buyer and Supplier to promote, market, and support certain products and services.
“Customer” means Buyer’s customer.
“Deliverables” means items that Supplier prepares for or provides to Buyer or Customer as described in a SOW. Deliverables include Equipment, Program Products, Developed Works, Preexisting Materials and Tools.
“Developed Works” means all work product (including software and its Externals) developed in the performance of this Agreement as described in a SOW and does not include Preexisting Materials, Tools, Program Products, or items specifically excluded in a SOW.
“Equipment” means a machine, its features, elements, cables, or accessories, including the documentation required to install, support, use, and maintain it.
“Externals” means any pictorial, graphic, audiovisual works, reports or data generated by execution of code and any programming interfaces, languages or protocols implemented in the code to enable interaction with other computer programs or end users. Externals do not include the code that implements them.
“Inventions” means ideas, designs, concepts, techniques, inventions, discoveries or improvements, whether or not patentable, conceived or reduced to practice by Supplier or Supplier Personnel in performance of this Agreement.
“Joint Inventions” means Inventions made by Supplier or Supplier Personnel with Buyer Personnel.
“Participation Agreement” or “PA” means an agreement signed by one or more Affiliates which incorporates by reference the terms and conditions in this Base Agreement, any relevant SOW, and other attachments or appendices specifically reduced in the PA.
“Personnel” means agents, employees or subcontractors engaged or appointed by Buyer or Supplier.
“Preexisting Materials” means items including their Externals, contained within a Deliverable, in which the copyrights are owned by a third party or that Supplier prepared or had prepared outside the scope of this Agreement. Preexisting Materials exclude Program Products and Tools, but may include material that is created by the use of Tools.
“Prices” means the agreed upon payment and currency for Deliverables and Services, including all applicable fees, payments and taxes, as specified in the relevant SOW and/or WA.
“Program Products” means Supplier’s commercially available software and the documentation required to install, support, use, and maintain it.
“Services” means work that Supplier performs for Buyer as described in a SOW.
“Statement of Work” or “SOW” means any document that:
1. identifies itself as a statement of work;
2. is signed by both parties;
3. incorporates by reference the terms and conditions of this Base Agreement; and
4. describes the Deliverables and Services, including any requirements, specifications or schedules.
“Tools” means software that is not commercially available and its Externals, required for the development, maintenance or implementation of a software Deliverable other than a Program Product.
“Work Authorization” or “WA” means Buyer’s authorization in either electronic or tangible form for Supplier to conduct transactions under this Agreement in accordance with the applicable SOW (i.e., a purchase order, bill of lading, or other Buyer designated document). A SOW is a WA only if designated as such in writing by Buyer.

2.0     Statement of Work

Supplier will provide Deliverables and Services as specified in the relevant SOW only when specified in a WA. Supplier will begin work only after receiving a WA from Buyer. Buyer may request changes to a SOW and Supplier will submit to Buyer the impact of such changes. Changes accepted by Buyer will be specified in an amended SOW or change order signed by both parties.

Form Title: Solutions Engagement Agreement Form Owner: Global Procurement	1 of 9	Form Release: 8/98 Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

3.0     Pricing

Supplier will provide Deliverables and Services to Buyer for the Prices. Except for pre-approved expenses specified in the relevant SOW, the Prices for Deliverables and Services specified in a WA and accepted by Buyer will be the only amount due to Supplier from Buyer. Suppler is not entitled to payment under this Agreement for activities also covered by a Business Partner Agreement with Buyer.

4.0     Payments and Acceptance

4.1     Payments and Acceptance Terms

Terms for payment will be specified in the relevant SOW and/or WA. Payment of invoices will not be deemed acceptance of Deliverables or Services, but rather such Deliverables or Services will be subject to inspection, test, acceptance or rejection in accordance with the acceptance or completion criteria as specified in the relevant SOW and/or WA. Buyer or Customer may, at its option, either reject Deliverables or Services that do not comply with the acceptance or completion criteria for a refund, or require Supplier, upon Buyer’s written instruction, to repair or replace such Deliverables or re-perform such Service, without charge and in a timely manner.

4.2     Outsourcing License

In the event Buyer provides outsourcing services to licensees of a Program Product, Buyer will not owe Supplier a fee for access to or assignment of a license to such Program Product or for transfer of the applicable Program Product to a Buyer computer system which is of like configuration as the computer system for which the Program Product was licensed. The foregoing is subject to Buyer providing Supplier notice of such Program Product to be managed by Buyer and provided the Program Product will only be used on behalf of the licensee. Upon expiration or termination of the agreement to provide outsourcing services to the licensee, Buyers right to use that copy of the Program Product will end.

For those Program Products acquired directly by Buyer from Supplier, Buyer shall be free to continue to use such Program Products in support of its business needs, including in support of the provision of Services to Buyer’s Customers, at no additional fee, subject to the continued compliance with the terms of the Agreement. Buyer shall have the right to assign the license it has acquired from Supplier hereunder to its Customer at no additional cost, provided that Buyer gives Supplier thirty (30) days prior written notice of its intent to assign such rights, and provided further that Buyer’s Customer signs Supplier’s license, and/or such other contractual document as may be reasonably required for such Program Product support.

5.0     Electronic Commerce

To the extent permitted by local law, the parties will conduct transactions using an electronic commerce approach under which the parties will electronically transmit and receive legally binding purchase and sale obligations (“Documents”), including electronic credit entries transmitted by Buyer to the Supplier account specified in the relevant SOW and/or WA. The parties will enter into a separate agreement governing the transmission of such electronic transactions and associated responsibilities of the parties.

6.0     Warranties

6.1     Ongoing Warranties

Supplier makes the following ongoing representation and warranties:

1. it has the right to enter into this Agreement and its performance of this Agreement will comply, at its own expense, with the terms of any contract, obligations, including any between Supplier and its end-users; or any law, regulation or ordinance to which it is or becomes subject;
2. it is incorporated or organized as a partnership;
3. no claim, lien, or action exists or is threatened against Supplier that would interfere with Buyer’s rights under this Agreement;
4. Deliverables and Services do not infringe any privacy, publicity, reputation or intellectual property right of a third party;
5. all authors have agreed not to assert their moral rights (personal rights associated with authorship of a work under applicable law) in the Deliverables, to the extent permitted by law;
6.     Deliverables are free from defects in design (except for written designs provided by Buyer unless such designs are based entirely on Supplier’s specifications), material and workmanship and Deliverables and Services will conform to the warranties, specifications and requirements in this Agreements for one year from the date of acceptance, except for a conflict between the warranties in this Agreement and Supplier’s warranty for Program Products, and in that event Supplier’s license warranties shall apply;
7. it will not engage in electronic self-help;

Form Title: Solutions Engagement Agreement	2 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

8. Deliverables are safe for use consistent with the warranties, specifications and requirements in this Agreement;

9 Deliverables do not contain harmful code;
10. Services will be performed using reasonable care and skill and in accordance with the relevant SOW and/or WA;
11. Deliverables and Services which interact in any capacity with monetary data are euro ready such that when used in accordance with their associated documentation they are capable of correctly processing monetary data in the euro denomination and respecting the euro currency formatting conventions (including the euro sign) provided that products and systems not provided by Supplier are capable of interacting with Supplier’s euro ready Deliverables and Services;
12. none of the Deliverables contain nor are any of the Deliverables manufactured using ozone depleting substances known as halons, chlorofluorocarbons, hydrochlorofluorocarbons, methyl chloroform and carbon tetrachloride as defined by the Montreal Protocol;
13. Deliverables are new and do not contain used or reconditioned parts;
14. it is knowledgeable with, and is and will remain in full compliance with all applicable export and import laws, regulations, orders, and policies (including, but not limited to, securing all necessary clearance requirements, export and import licenses and exemptions from, and making all proper filings with appropriate governmental bodies and/or disclosures relating to the release or transfer of technology and software to non U.S. nationals);
15. it will not export, directly or indirectly, any technology, software or commodities provided by Buyer or their direct product to any of the countries or to nationals of those countries, wherever located, listed in U.S. Export Administration Regulations’ Country Groups D:1 and E:2, as modified from time to time, unless authorized by appropriate government license or regulations;
16. it will not use, disclose, or transfer across borders any information that is processed for Buyer that may identify an individual (Personal Data), except to the extent necessary to perform under this Agreement, and
17. it will comply with all applicable data privacy laws and regulations, will implement and maintain appropriate technical and other protections for the Personal Data, and will cooperate fully with Buyer’s requests for access to, correction of, and destruction of Personal Data in Supplier’s possession.

6.2     Standard Warranties

Buyer may pass Supplier’s standard warranty for Equipment or Program Products through to the Customer. The Customer may deal directly with Supplier under such warranty and in the event Supplier’s standard warranty is more favorable than the warranties in this Agreement, Supplier’s standard warranty will apply. If Supplier is not the original manufacturer, Supplier will pass through to Buyer or Customer all warranties provided by the original manufacturer. In the event of a conflict between the Supplier, standard warranties, original manufacturer’s warranties and the warranties in this Agreement, the warranties more favorable to Buyer or Customer apply.

THE WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED, INCLUDING THOSE WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.3     Warranty Redemption

Subject to Section 9.0 Supplier Liability for Third Party Claims, if Deliverables or Services do not comply with the warranties in this Agreement, Supplier will repair or replace Deliverables or re-perform Services, without charge and in a timely manner. If Supplier fails to do so, Buyer or Customer may repair or replace Deliverables or re-perform Services and Supplier will reimburse Buyer for actual and reasonable expenses. Any reimbursement for Program Products pursuant to the foregoing sentence shall be limited to two times that amount of license fees and maintenance services specified in the SOW.

7.0     Delivery

Deliverables or Services will be delivered as specified in the relevant SOW and/or WA. Buyer may cancel or reschedule the delivery date or change the delivery point as specified in the relevant SOW and/or WA. Risk of loss and title to any tangible property will pass to Buyer or Buyer’s Customer at the delivery point. If Supplier cannot comply with a delivery commitment, Supplier will promptly notify Buyer of a revised delivery date and Buyer may:
1. cancel without charge Deliverables or Services not yet delivered; and
2. exercise all other remedies provided at law, in equity and in this Agreement.

8.0     Intellectual Property

8.1     Work Made for Hire

Form Title: Solutions Engagement Agreement	3 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement
Agreement # 4902P20043
All Developed Works belong exclusively to Buyer or Customer and are works made for hire. If any Developed Works are not considered works made for hire owned by operation of law, Supplier assigns the ownership of copyrights in such works to Buyer or Customer.
8.2	Preexisting Materials
Supplier will not include any Preexisting Materials in any Deliverable unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of Preexisting Materials and to use, have used, execute, reproduce, transmit, display, perform, transfer, distribute, and sublicense Preexisting Materials or their derivative works, and to grant others the rights granted to this Subsection.
8.3	Tools
Supplier will not include Tools in Deliverables unless they are listed in the relevant SOW. Supplier grants Buyer a nonexclusive, worldwide, perpetual, irrevocable, paid-up, license to prepare and have prepared derivative works of Tools, and to use, have used, execute, reproduce, transmit, display and perform Tools or their derivative works. The rights and licenses granted by Supplier to Buyer under this subsection include the right of Buyer to authorize others to exercise any of the rights granted to Buyer in this Subsection.
8.4	Invention Rights
Supplier owns Inventions. Supplier grants to Buyer and Customer an irrevocable, nonexclusive, worldwide, perpetual, paid-up license under Inventions (including any patent applications filed on or patents issued claiming Inventions). The license scope is to make, have made, use, have used, sell license or transfer items and to practice and have practiced methods.
8.5	Joint Invention Rights
The parties will jointly own all Joint Inventions and resulting patents. Either party may license others under Joint Inventions (including any patent applications filed on or patents issued claiming Joint Inventions) without accounting to or consent from the other.
8.6	Perfection of Copyrights
Upon request, Supplier will provide to Buyer a “Certificate of Originality” or equivalent documentation to verify authorship of Deliverables. Supplier will confirm assignment of copyright for Developed Works using the “Confirmation of Assignment of Copyright” form and will assist Buyer in perfecting such copyrights.
8.7	Perfection of Invention Rights
Supplier will identify all countries in which it will seek patent protection for each Invention. Supplier authorizes Buyer to act as its agent in obtaining patent protection for the Inventions in countries where Supplier does not seek patent protection. Supplier will, at Buyer’s expense, assist in the filing of patent applications on Inventions and have required documents signed.
8.8	Trademarks
This Agreement does not grant either party the right to use the other party’s or their Affiliates’ trademarks, trade names or service marks.
8.9	Patents
Supplier grants to Buyer a nonexclusive, worldwide, perpetual, irrevocable, and paid-up license under any patents and patent applications licensable by Supplier to make, have made, use, have used, import, export, sell and otherwise transfer the Deliverables and use the Services to the extent authorization in this Agreement.
8.10	Program Products
Customer will receive a license agreement from Buyer or Supplier for Program Products, to which Buyer is not a party nor liable for violations. If a Program Product is available under an existing Buyer agreement, the terms of that agreement will control distribution of that Program Product. Buyer may install and test Program Products for Customer without charge. For recurring charge licenses, Buyer will notify Supplier when to begin invoicing Customer, if applicable.
9.0	Supplier Liability for Third Party Claims

Form Title: Solutions Engagement Agreement	4 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement
Agreement # 4902P20043
9.1	General Indemnification
Supplier will defend, hold harmless and indemnify, including legal fees, Buyer and Buyer Personnel against third party claims that arise or are alleged to have arisen as a result of negligent or intentional acts or omissions of Supplier or Supplier Personnel or breach by Supplier of any term of this Agreement.
9.2	Intellectual Property Indemnification
Supplier will defend, or at Buyer’s options cooperate in the defense of, hold harmless and indemnify, including legal fees, Buyer, Buyer Personnel and Customer from third party claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party. If such a claim is or is likely to be made, Supplier will, at its own expense, exercise the first of the following remedies that is practicable:
1. obtain for Buyer and Customer the right to continue to use, sell and license the Deliverables and Services consistent with this Agreement;
2. modify Deliverables and Services so they are non-infringing and in compliance with this Agreement;
3. replace the Deliverables and Services, or other affected Deliverables or Services, with non-infringing ones that comply with this Agreement; or
4. at Buyer’s request, accept the cancellation of infringing Services and the return of infringing Deliverables and refund any amount paid.
Buyer will give Supplier prompt notice of third party claims against Buyer, and cooperate in the investigation, settlement and defense of such claims.
9.3	Exceptions to Indemnification
Supplier will have no obligation to indemnify Buyer, Buyer Personnel or Customer for claims that Supplier’s Deliverables or Services infringe the intellectual property rights of a third party to the extent such claims arise as a result of:
1. Buyer’s or Customer’s combination of Deliverables or Services with other products or services not reasonably foreseeable by Supplier and such infringement or claim would have been avoided in the absence of such combination;
2. Supplier’s implementation of a Buyer originated design and such infringement or claim would have been avoided in the absence of such implementation; or
3. Buyer’s or Customer’s modification of the Deliverables and such infringement or claim would have been avoided in the absence of such modification.
10.0	Limitation of Liability between Supplier and Buyer
In no event will either party be liable to the other for any lost revenues, lost profits, incidental, indirect, consequential, special or punitive damages. This mutual Limitation of Liability does not limit the obligations and liability of Supplier provided in Section 9.0 Supplier Liability for Third Party Claims. In no event will either party be liable for the respective actions or omissions of its Affiliates under this Agreement.
11.0	Supplier and Supplier Personnel
Supplier is an independent contractor and this Agreement does not create an agency, partnership, or joint venture relationship between Buyer and Supplier or Buyer and Supplier Personnel. Buyer assumes no liability or responsibility for Supplier Personnel. Supplier will:
1. ensure it and Supplier Personnel are in compliance with all laws, regulations, ordinances, and licensing requirements;
2. be responsible for the supervision, control, compensation, withholdings, health and safety of Supplier Personnel;
3. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval; and
4. ensure Supplier Personnel performing Services on Buyer’s or Customer’s premises comply with the On Premises Guidelines in Section 12.0 and upon request, provide Buyer, for export evaluation purposes, the country of citizenship and permanent residence and immigration status of those persons. Buyer retains the right to refuse to accept persons made available by Supplier for export reasons.
12.0	On Premises Guidelines
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises will comply with this Section.
12.1	Access to Premises
Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises will:

Form Title: Solutions Engagement Agreement	5 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

1. to the extent permitted by local law, participate in a preemployment criminal background check covering the counties in which the person was employed or resided for the past seven years (or longer as required by State legislation), and inform Buyer of any negative findings;

2. maintain a current and complete list of the persons’ names and social security numbers;
3. obtain for each person a valid identification badge from Buyer and ensure that it is displayed to gain access to and while on Buyer’s premises (it is Buyer’s policy to deactivate any such badge if not used for one month);
4. maintain a signed acknowledgment that each person will comply with Buyer’s Safety & Security Guidelines;
5. ensure that each person with regular access to Buyer’s and Buyer’s Customer’s premises complies with all parking restrictions and with vehicle registration requirements if any;
6. inform Buyer if a former employee of Buyer will be assigned work under this Agreement, such assignment subject to Buyer approval;
7. at Buyer’s request, remove a person from Buyer’s or Buyer’s Customer’s premises and not reassign such person to work on Buyer’s or Buyer’s Customer’s premises (Buyer is not required to provide a reason for such request); and
8. notify Buyer immediately upon completion or termination of any assignment and return Buyer’s identification badge. Upon Buyer’s request, Supplier will provide documentation to verify compliance with this Subsection.

12.2     General Business Activity Restrictions

Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises:
1. will not conduct any non-Buyer related business activities (such as interviews, hirings, dismissals or personal solicitations) on Buyer’s or Buyer’s Customer’s premises;
2. will not conduct Supplier’s Personnel training on Buyer’s or Buyer’s Customer’s premises, except for on-the-job training;
3. will not attempt to participate in Buyer or Customer benefit plans or activities;
4. will not send or receive non-Buyer related mail through Buyer’s or Customer’s mail systems; and
5. will not sell, advertise or market any products or distribute printed, written or graphic materials on Buyer’s or Buyer’s Customer’s premises without Buyer’s written permission.

12.3     Buyer’s Safety and Security Guidelines

Supplier will ensure that Supplier Personnel assigned to work on Buyer’s or Buyer’s Customer’s premises:
1. do not bring weapons of any kind onto Buyers or Buyer’s Customer’s premises;
2. do not manufacture, sell, distribute, possess, use or be under the influence of controlled substances (for nonmedical reasons) or alcoholic beverages while on Buyer’s or Buyer’s Customer’s premises;
3. do not have in their possession hazardous materials of any kind on Buyer’s or Buyer’s Customer’s premises without Buyer’s authorization;
4. acknowledge that all persons, property, and vehicles entering or leaving Buyer’s or Buyer’s Customer’s premises are subject to search; and
5. remain in authorized areas only (limited to the work locations, cafeterias, rest rooms and, in the event of a medical emergency, Buyer’s or Buyer’s Customer’s medical facilities). Supplier will promptly notify Buyer of any accident or security incidents involving loss of or misuse or damage to Buyer’s intellectual or physical assets; physical altercations; assaults; or harassment and provide Buyer with a copy of any accident or incident report involving the above. Supplier must coordinate with Buyer or Customer access to Buyer’s or Buyer’s Customer’s premises during non-regular working hours.

12.4     Asset Control

In the event Supplier Personnel has access to information, information assets, supplies or other property, including property owned by third parties but provided to Supplier Personnel by Buyer (“Buyer Assets”), Supplier Personnel:
1. will not remove Buyer Assets from Buyer’s or Buyer’s Customer’s premises without Buyer’s authorization;
2. will use Buyer Assets only for purposes of this Agreement and reimburse Buyer for any unauthorized use;
3. will only connect with, interact with or use programs, tools or routines that Buyer agrees are needed to provide Services;
4. will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers; and
5. in the event the Buyer Assets are confidential, will not copy, disclose or leave such assets unsecured or unattended. Buyer may periodically audit Supplier’s data residing on Buyer Assets.

12.5     Supervision of Supplier’s Personnel

Suppliers will provide continual supervision of its Personnel provided under this Agreement, at no additional cost to Buyer. Supplier’s supervisor shall have full supervisory authority over all day-to-day employment relationship decisions relating to Supplier’s Personnel, including those decisions relating to wages, hours, terms and conditions of employment, hiring,

Form Title: Solutions Engagement Agreement Form Owner: Global Procurement	6 of 9	Form Release: 8/98 Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

discipline, performance evaluations, termination, counseling and scheduling. Supplier’s supervisors responsible for each work location will be responsible to know that work location’s planned holiday (and other closing) schedules and the impacts all such schedules have on Supplier’s Personnel. Supplier will conduct orientation sessions with its Personnel before placement on an assignment with Buyer, during which orientation such Personnel will be told who their supervisor is and how that supervisor can be contacted. Supplier will, from time to time, ensure that all of its Personnel working under this Agreement continue to be aware of this information.

13.0     Insurance

Supplier will maintain at its expense:
1. commercial general or public liability insurance with a minimum limit per occurrence or accident of 1,000,000 USD (or local currency equivalent);
2. workers’ compensation or employer’s liability insurance as required by local law, such policies waiving any subrogation rights against Buyer; and
3. automobile liability insurance as required by local statute but not less than 1,000,000 USD (or local currency equivalent) if a vehicle will be used in the performance of this Agreement.

Insurance required under clauses (1) and (3) will name Buyer as an additional insured with respect to Buyer’s insurable interest, will be primary or non-contributory regarding insured damages or expenses, and will be purchased from insurers with an AM Best Rating of B+ or better and a financial class rating of 11 or better.

14.0     Term and Termination

14.1     Termination of this Base Agreement

Either party may terminate this Base Agreement, without any cancellation charge, for a material breach of this Agreement by the other party or if the other party becomes insolvent or files or has filed against it a petition in bankruptcy (“Cause”), to the extent permitted by law. Such termination will be effective at the end of a thirty (30) day written notice period if the Cause remains uncured. Either party may terminate this Base Agreement without Cause when there are no outstanding SOWs or WAs.

14.2     Termination of a SOW or WA
Buyer may, upon written notice to Supplier, terminate a SOW or WA:

1. with Cause effective immediately; or
2. without Cause.
Upon termination, in accordance with Buyer’s written direction, Supplier will immediately:
1. cease work;
2. prepare and submit to Buyer an itemization of all completed and partially completed Deliverables and Services;
3. deliver to Buyer Deliverables satisfactorily completed up to the date of termination at the agreed upon Prices in the relevant SOW and/or WA; and
4. deliver upon request any work in process.
In the event Buyer terminates without Cause, Buyer will compensate Supplier for the actual and reasonable expenses incurred by Supplier for work in process up to and including the date of termination provided Supplier uses reasonable efforts to mitigate Buyer’s liability under this Subsection by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled Deliverables (including raw materials or work in process) and provided such expenses do not exceed the Prices.

15.0     General

15.1     Amendments
This Agreement may only be amended by a writing specifically referencing this Agreement which has been signed by authorized representatives of the parties.

15.2     Assignment

Neither party will assign their rights or delegate or subcontract their duties under this Agreement to third parties or Affiliates without the prior written consent of the other party, such consent not to be withheld unreasonably, except that either party may assign this Agreement in conjunction with the sale of a substantial part of its business utilizing this Agreement. Any unauthorized assignment of this Agreement is void.

Form Title: Solutions Engagement Agreement	7 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

15.2 Choice of Law and Forum; Waiver of Jury Trial Limitation of Action

This Agreement and the performance of transactions under this Agreement will be governed by the laws of the country where the Buyer entering into the relevant agreement or PA is located, except that the laws of the State of New York applicable to contracts executed in and performed entirely within that State will apply if any part of the transaction is performed within the United States. The United Nations Convention on Contracts for the International Sale of Goods does not apply. The parties expressly waive any right to a jury trial regarding disputes related to this Agreement. Unless otherwise provided by local law without the possibility of contractual waiver or limitation, any legal or other action related to this Agreement must be commenced no later than two (2) years from the date on which the cause of action arose.

15.4 Communications

All communications between the parties regarding this Agreement will be conducted through the parties’ representatives as specified in the relevant SOW.

15.5 Counterparts

This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original.

15.6 Exchange of Information

All information exchanged is non confidential. If either party requires the exchange of confidential information, it will be made under a separate signed confidentiality agreement between the parties. The parties will not publicize the terms of this Agreement, or the relationship, in any advertising, marketing or promotional materials without prior written consent of the other party except as may be required by law, provided the party publicizing obtains any confidentiality treatment available. Supplier will use information regarding this Agreement only in the performance of this Agreement. For any business personal information relating to Supplier Personnel that Supplier provides to Buyer, Supplier has obtained the agreement of the Supplier Personnel to release the information to Buyer and to allow Buyer to use such information in connection with this Agreement.

15.7 Freedom of Action

This Agreement is nonexclusive and either party may design, develop, manufacture, acquire or market competitive products or services. Buyer will independently establish prices for resale of Deliverables or Services and is not obligated to announce or market any Deliverables or Services and does not guarantee the success of its marketing efforts, if any.

15.8 Force Majeure

Neither party will be in default or liable for any delay or failure to comply with this Agreement due to any act beyond the control of the affected party, excluding labor disputes, provided such party immediately notifies the other.

15.9 Obligations of Affiliates

Affiliates will acknowledge acceptance of the terms of this Agreement through the signing of a PA before conducting any transaction under this Agreement.

15.10 Prior Communications and Order of Precedence

This Agreement replaces any prior oral or written agreements or other communication between the parties with respect to the subject matter of this Agreement, excluding any confidential disclosure agreements. In the event of any conflict in these documents, the order of precedence will be:

1.	the quantity, payment and delivery terms of the relevant WA;
2.	the relevant SOW;
3.	this Base Agreement; and
4.	the remaining terms of the relevant WA.

15.11 Record Keeping and Audit Rights

Supplier will maintain (and provide to Buyer upon request) relevant business and accounting records to support invoices under this Agreement and proof of required permits and professional licenses, for a period of time as required by local law, but not for less than three (3) years following completion or termination of the relevant SOW and/or WA. All accounting records will be maintained in accordance with generally accepted accounting principles.

Form Title: Solutions Engagement Agreement	8 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement
Agreement # 4902P20043
15.12	Severability
If any term in this Agreement is found by competent judicial authority to be unenforceable in any respect, the validity of the remainder of this Agreement will be unaffected, provided that such unenforceability does not materially affect the parties’ rights under this Agreement.
15.13	Survival
The provisions set forth in the following Sections and Subsections of this Base Agreement will survive after termination or expiration of this Agreement and will remain in effect until fulfilled: “Ongoing Warranties”, “Intellectual Property”, “Supplier Liability for Third Party Claims”, “Limitation of Liability between Supplier and Buyer”, “Record Keeping and Audit Rights”, “Choice of Law and Forum; Waiver of Jury Trail; Limitation of Action”, “Exchange of Information”, and “Prior Communications and Order of Precedence.”
15.14	Waiver
An effective waiver under this Agreement must be in writing signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.
16.0

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

International Business Machines Corporation	Halifax Corporation

By:	By: /s/ James L. Sherwood 3/22/02
Buyer Signature Date	Supplier Signature Date

Pam Lowe	James L. Sherwood
Printed Name	Printed Name

Procurement Professional – General Procurement	Vice President Contracts
Title & Organization	Title & Organization

Buyer Address: 4111 Northside Parkway	Suppler Address: 5250 Cherokee Ave.

Atlanta, GA 30327 USA	Alexandria VA 22312 USA

Form Title: Solutions Engagement Agreement	9 of 9	Form Release: 8/98
Form Owner: Global Procurement		Revision: 09/01

Solutions Engagement Agreement

Agreement # 4902P20043

Audit Rights”, “Choice of Law and Forum: Waiver of Jury Trial; Limitation of Action”, “Exchange of Information”, and “Prior Communications and Order of Precedence.”

15.14     Waiver

An effective waiver under this Agreement must be in writing, signed by the party waiving its right. A waiver by either party of any instance of the other party’s noncompliance with any obligation or responsibility under this Agreement will not be deemed a waiver of subsequent instances.

16.0

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:
International Business Machines Corporation	Halifax Corporation
By: /s/ Patricia Summey 3/27/02	By: /s/ Jim May 3/22/02

Buyer Signature Date	Supplier Signature Date

Patricia Summey	Jim May

Printed Name	Printed Name

Procurement Professional — General Procurement	VP-OPERATIONS

Title & Organization	Title & Organization

Buyer Address 4111 Northside Parkway	Supplier Address: 5250 Cherokee Ave.

Atlanta, GA 30327	Alexandria VA 22312
USA	USA

Form Title: Solutions Engagement Agreement	9 of 9	Form Release:8/98
Form Owner: Global Procurement		Revision: 09/01